Exhibit 21.2

List of Subsidiaries

Upon consummation of the Business Combination, GCL Global Holdings Ltd. will directly or indirectly hold the following subsidiaries:

•	GCL Global Limited;

•	GCL Global Pte. Ltd.;

•	Grand Centrex Limited;

•	Epicsoft Asia Pte. Ltd.;

•	Epicsoft (Hong Kong) Limited;

•	Epicsoft Malaysia Sdn Bhd;

•	Titan Digital Media Pte. Ltd.;

•	Starry Jewelry Pte. Ltd.;

•	Martiangear Pte. Ltd.;

•	4Divinity Pte. Ltd.;

•	4Divinity UK Ltd;

•	2Game Digital Limited;

•	2Game Pro Ltd.;

•	2Game Digital DMCC;

•	Hainan GCL Technology Co. Ltd; and

•	RF Acquisition Corp.